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                                                                      EXHIBIT 99

                                  PRESS RELEASE

FOR IMMEDIATE RELEASE

INKTOMI ANNOUNCES AGREEMENT TO SELL COMMERCE BUSINESS TO E-CENTIVES, INC.

COMPANIES TO FORGE STRATEGIC TECHNOLOGY AND DISTRIBUTION ALLIANCE

FOSTER CITY, Calif., and BETHESDA, Md., January 18, 2001 - Inktomi(R) Corp.
NASDAQ: INKT), developer of scalable Internet infrastructure software, and e-centives, Inc. (SWX: ECEN), a leading online direct marketing infrastructure company, today announced the signing of an agreement to sell the Inktomi Commerce Division to e-centives, and to form a strategic technology and distribution relationship. As part of the alliance between the two companies, Inktomi will continue to provide its Search technology as a key component of the Commerce Engine.

Under terms of the sale, e-centives is providing Inktomi with up to 19.9 percent of its outstanding shares of common stock, some of which will be earned upon the satisfaction of certain revenue and performance targets. Inktomi will receive an additional warrant to purchase e-centives common stock upon the satisfaction of additional revenue targets. e-centives intends to operate the Commerce Division in the San Francisco Bay Area, and the majority of Inktomi Commerce Division employees are expected to join e-centives. The transaction is subject to satisfaction of regulatory and other closing conditions.

"With the addition of Inktomi's Commerce team and technology, e-centives solidifies its clear leadership position in e-commerce and direct marketing infrastructure," said Kamran Amjadi, e-centives, Inc.'s chairman and CEO. "This acquisition, coupled with Inktomi's alliance with e-centives, further strengthens our core infrastructure. Additionally, it provides us with an opportunity to accelerate our expansion into Europe and Asia, and solidifies our proven business model, significantly enhancing the commerce services we offer to businesses."

"We are proud of our accomplishments in Commerce, and look forward to working with e-centives to enhance the technology and distribution of the Commerce business," said David Peterschmidt, president and chief executive officer of Inktomi. "The technology and customer base Inktomi has built with its Commerce Division provides e-centives with a powerful long-term opportunity."

The Commerce Division has developed first-class technology and a network of premier customers including AT&T, First USA, iWon, MBNA and Quicken. Likewise, e-centives powers online promotions for top-tier businesses and products including Chase, Excite, iVillage.com, Intuit's Quicken(R) TurboTax(R), USATODAY.com and ZDNet. The combination of the Commerce business with e-centives' direct marketing technology and expertise creates the industry's preeminent provider of outsourced commerce infrastructure.


About Inktomi
Based in Foster City, Calif., Inktomi develops and markets scalable infrastructure software that is essential to the Internet. Inktomi's business is divided into Network Products, comprised of industry leading solutions for network caching, content distribution, and media broadcasting; Search Solutions, providing search and content classification products and services to Internet portals, destination sites and enterprises; and Wireless technologies. Inktomi's customer and strategic partner base includes leading companies such as AOL Time Warner, AT&T, Excite@Home, Intel, iWon, Merrill Lynch, Microsoft, Nokia, RealNetworks, Sun Microsystems and Yahoo! The Company has offices in North America, Asia and Europe. For more information visit www.inktomi.com.

About e-centives, Inc.


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e-centives, Inc. is a leading online direct marketing infrastructure company that provides businesses with incentives technology, services and expertise. The company was founded in 1996 and has established relationships with top Internet sites like Excite, ZDNet, iVillage.com, USATODAY.com and more than 150 leading brand-name marketers such as Restoration Hardware, PETsMART and Overstock.com. With its proprietary technology, services and expertise, e-centives allows marketers to deliver a wide range of personalized promotions to consumers based on their unique shopping interests. Headquartered in Bethesda, MD, e-centives, Inc. is traded on the SWX New Market under the symbol "ECEN".

Under the safe harbor provisions of the Private Securities Litigation Reform
Act of 1995, Investors are cautioned that any forward-looking statements or projections made herein, are based on expectations at the time they are made and are subject to risks and uncertainties that may cause actual results to differ materially from those projected. Specifically, forecasts of revenue and customer base growth, market leadership, and advantages and final terms of the acquisition are forward looking in nature, and could differ materially from current expectations.

In connection with the acquisition of the Inktomi Commerce Division by e-centives, the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the rapidly changing business environment; failure of e-centives to retain and hire key executives, technical personnel and other employees; failure of e-centives to successfully manage its changing relationships with customers, suppliers, resellers, and strategic partners; failure of e-centives' customers to accept new product offerings; and the failure to attain the anticipated synergies of the acquisition. For more information and additional factors that could affect e-centives' future results, see the risk factors listed in e-centives' Prospectus dated October 2, 2000 and periodic reports filed with the Securities and Exchange Commission. For more information and additional factors that could affect the business and financial results of Inktomi, see "Factors Affecting Operating Results" contained in Inktomi's Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on January 2, 2001 and subsequently filed reports. Inktomi and e-centives expressly disclaim any obligations or undertakings to release publicly any updates or revisions to any such forward-looking statements to reflect any change in either of the parties' expectations or any change in events, conditions or circumstances on which any such statements are based.

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Copyright (C) 2001 INKTOMI CORPORATION. All Rights Reserved. Inktomi and the
tri-colored cube logo are all trademarks or registered trademarks of Inktomi Corporation in the United States and other countries. All other company and product names referenced herein are the trademarks or registered trademarks of their respective holders.


CONTACTS:

Carol Blymire
e-centives, Inc.
240.333.6222
carol@e-centives.com

Steve Diamond
Inktomi Corporation
(650) 653-2877
sdiamond@inktomi.com